EXHIBIT 99.1

Jack Partagas to Become FCB Financial Holdings, Inc New CFO

Weston, Fla., August 11, 2017 —FCB Financial Holdings, Inc. (NYSE: FCB) today announced the appointment of Jack Partagas to the position of Chief Financial Officer effective August 31, 2017.  He will succeed Jennifer Simons who will remain with the company and transition into the role of Operations Director.  Ms. Simons will work closely with Mr. Partagas to assist with the transition of the CFO responsibilities and thereafter lead a number of operational disciplines within the company.

Commenting on the announcement, Kent Ellert, FCB’s President and Chief Executive Officer, stated, "We are extremely grateful to Jennifer for her service and contributions to the overall success of FCB. She has been a valued business partner and has played an important role within FCB’s Finance and Accounting team. In her new role, Jennifer will continue to bring value to FCB.   Also, we are very pleased to announce Jack Partagas as CFO.  Jack is an exceptional leader who has held a variety of high-profile roles in the industry with a strong track record of delivering outstanding results. Jack will seamlessly transition into the CFO role, given his extensive financial background and the diverse experiences he has had both at Capital Bank and previously as a public accountant. This is an opportunity to broaden and deepen our already talented Finance and Accounting team as well as strengthen our operations platform."

Mr. Partagas has over 20 years of experience in banking and public accounting, including various leadership roles in the areas of financial planning, accounting policy and public company reporting.  Immediately prior to joining the Company, Mr. Partagas served as CFO of Consumer Banking for Capital Bank Financial Corp (CBF) and has held various management positions during his tenure with the company from 2010 to 2017.  Prior to this, he spent a total of 7 years in public accounting, where he primarily served clients in the financial services industry. Mr. Partagas is a Certified Public Accountant and earned a Bachelor of Science in Accounting from Tulane University and a Masters of Business Administration from the University of Miami.

About FCB Financial Holdings, Inc.

FCB Financial Holdings, Inc., parent company of Florida Community Bank, N.A., (NYSE: FCB) is the second largest Florida-based independent bank, and among the most highly capitalized banks in the state. Awarded a five-star rating from Bauer Financial™, FCB assets are more than $9.9 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community-based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with 46 full-service banking centers from east to west, and from Daytona Beach to Miami-Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.

For further information contact:

FCB Financial Holdings, Inc.
Matthew Paluch

(305) 668-5420

IR@fcb1923.com